                                                                  Exhibit (c)(1)


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG



                               IFS AMERICAS, INC.,


                              IFS ACQUISITION, INC.


                                       AND


                       EFFECTIVE MANAGEMENT SYSTEMS, INC.











                                SEPTEMBER 1, 1999

                                TABLE OF CONTENTS


                                                                                                           Page
ARTICLE I.  THE OFFER....................................................................................     2
         SECTION 1.01      The Offer.....................................................................     2
         SECTION 1.02      Company Actions...............................................................     3
         SECTION 1.03      Directors.....................................................................     4
         SECTION 2.01      The Merger....................................................................     6
         SECTION 2.02      Effective Time; Closing.......................................................     6
         SECTION 2.03      Effects of the Merger.........................................................     6
         SECTION 2.04      Additional Action.............................................................     6
         SECTION 2.05      Articles of Incorporation and By-Laws of the Surviving Corporation ...........     6
         SECTION 2.06      Directors.....................................................................     6
         SECTION 2.07      Officers......................................................................     7
         SECTION 2.08      Conversion of Shares..........................................................     7
         SECTION 2.09      Purchaser Common Stock........................................................     7
         SECTION 2.10      Company Options...............................................................     7
         SECTION 2.11      Shareholders' Meeting.........................................................     7
         SECTION 2.12      Merger Without Meeting of Shareholders........................................     8
         SECTION 2.13      Earliest Consummation.........................................................     9

ARTICLE III. DISSENTING SHARES; PAYMENT FOR SHARES.......................................................     9
         SECTION 3.01      Dissenting Shares.............................................................     9
         SECTION 3.02      Payment for Shares............................................................     9
         SECTION 3.03      No Further Rights or Transfers; Cancellation of Treasury Shares...............    11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................    11
         SECTION 4.01      Organization and Qualification................................................    11
         SECTION 4.02      Subsidiaries..................................................................    12
         SECTION 4.03      Articles of Incorporation and By-Laws.........................................    12
         SECTION 4.04      Capitalization................................................................    13
         SECTION 4.05      Authority.....................................................................    13
         SECTION 4.06      No Conflict; Required Filings and Consents....................................    14
         SECTION 4.07      SEC Reports and Financial Statements..........................................    15
         SECTION 4.08      Information...................................................................    15
         SECTION 4.09      Absence of Certain Material Adverse Changes...................................    15
         SECTION 4.10      Undisclosed Liabilities.......................................................    15
         SECTION 4.11      Tax Matters...................................................................    16
         SECTION 4.12      Owned Real Property...........................................................    17
         SECTION 4.13      No Litigation.................................................................    17
         SECTION 4.14      Compliance With Applicable Laws...............................................    17
         SECTION 4.15      Environmental Matters.........................................................    17
         SECTION 4.16      Benefit Plans; ERISA..........................................................    18
         SECTION 4.17      Intellectual Property.........................................................    20

         SECTION 4.18      Certain Events................................................................    22
         SECTION 4.19      Certain Approvals.............................................................    23
         SECTION 4.20      Contracts.....................................................................    23
         SECTION 4.21      Employees.....................................................................    23
         SECTION 4.22      Books and Records.............................................................    24
         SECTION 4.23      Fairness Opinion..............................................................    24
         SECTION 4.24      Brokers.......................................................................    24
         SECTION 4.25      Vote Required.................................................................    24
         SECTION 4.26      Underwriter Warrants..........................................................    24
         SECTION 4.27      Series B Stock................................................................    25
         SECTION 4.28      Public Warrants...............................................................    25

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER .................................    26
         SECTION 5.01      Organization and Qualification................................................    26
         SECTION 5.02      Authority.....................................................................    26
         SECTION 5.03      No Conflict; Required Filings and Consents....................................    26
         SECTION 5.04      Information...................................................................    27
         SECTION 5.05      Financing.....................................................................    27
         SECTION 5.06      Brokers.......................................................................    27
         SECTION 5.07      Purchaser.....................................................................    27
         SECTION 5.08      Share Ownership...............................................................    28

ARTICLE VI.  COVENANTS...................................................................................    28
         SECTION 6.01      Conduct of Business of the Company............................................    28
         SECTION 6.02      Access to Information.........................................................    30
         SECTION 6.03      Commercially Reasonable Efforts...............................................    31
         SECTION 6.04      Consents......................................................................    31
         SECTION 6.05      Public Announcements..........................................................    32
         SECTION 6.06      Disclosure Statements.........................................................    32
         SECTION 6.07      No Solicitation...............................................................    32
         SECTION 6.08      Notification of Certain Matters...............................................    33
         SECTION 6.09      Indemnification and Insurance.................................................    33
         SECTION 6.10      Performance by the Purchaser..................................................    34
         SECTION 6.12      Deliveries of Information.....................................................    35
         SECTION 6.13      Underwriter Warrants..........................................................    35
         SECTION 6.14      Series B Stock................................................................    35
         SECTION 6.15      Public Warrants...............................................................    35

ARTICLE VII.  CONDITIONS TO CONSUMMATION OF THE MERGER...................................................    35
         SECTION 7.01      Conditions to Each Party's Obligation to Effect the Merger if the
                           Offer Shall Have Been Consummated.............................................    36
         SECTION 7.02      Conditions to Obligation of Parent and the Purchaser to Effect the
                           Merger........................................................................    36

ARTICLE VIII.  TERMINATION; AMENDMENTS; WAIVER...........................................................    36
         SECTION 8.01      Termination...................................................................    36
         SECTION 8.02      Effect of Termination.........................................................    37
         SECTION 8.03      Amendment.....................................................................    38
         SECTION 8.04      Extension; Waiver.............................................................    38
         SECTION 8.05      Procedure for Termination, Extension or Waiver................................    38

ARTICLE IX.  MISCELLANEOUS...............................................................................    38
         SECTION 9.01      Non-Survival of Representations and Warranties................................    38
         SECTION 9.02      Entire Agreement; Assignment..................................................    38
         SECTION 9.03      Validity......................................................................    39
         SECTION 9.04      Notices.......................................................................    39
         SECTION 9.05      Governing Law.................................................................    39
         SECTION 9.06      Descriptive Headings..........................................................    40
         SECTION 9.07      Counterparts..................................................................    40
         SECTION 9.08      Obligation of Parent..........................................................    40
         SECTION 9.09      Fees and Expenses.............................................................    40
         SECTION 9.10      Certain Definitions...........................................................    40
         SECTION 9.11      Specific Performance..........................................................    41
         SECTION 9.12      Interpretation................................................................    41
         SECTION 9.13      No Third Party Beneficiary....................................................    41

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of September 1, 1999 (this "Agreement"), by and among IFS AMERICAS, INC., a Delaware corporation ("Parent"), IFS ACQUISITION, INC., a Wisconsin corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and EFFECTIVE MANAGEMENT SYSTEMS, INC., a Wisconsin corporation (the "Company").

         WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent has entered into Stockholder Agreements, dated the date hereof, with certain holders of capital stock of the Company (the "Stockholder Agreements"); and

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by the Purchaser on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to commence a cash tender offer (as it may be amended or supplemented as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of the common stock, $.01 par value per share, of the Company (the "Shares"), at a price per Share of Four Dollars and 50/100 Dollars ($4.50) net to each seller in cash (such price, or any higher price per Share paid in the Offer, the "Offer Price"); in each case, upon the terms and subject to the conditions set forth in this Agreement and the Offer; and

         WHEREAS, the Board of Directors of the Company has approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the consideration to be paid for each share in the Offer and the Merger is fair to the Company's shareholders, and has resolved to recommend that the shareholders of the Company accept the Offer and tender all their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, subject to the Purchaser purchasing the Shares tendered in response to the Offer and as further set forth below (the "Merger"), in accordance with the Wisconsin Business Corporation Law ("WBC") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash; and

         WHEREAS, as a further inducement to the parties to enter into this Agreement, Parent, the Purchaser and the Company have entered into a Stock Option Agreement, dated as the date hereof (the "Stock Option Agreement"), pursuant to which the Company has granted to the Purchaser an option to purchase newly issued Shares under certain circumstances; and

         WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE I.
                                    THE OFFER

         SECTION 1.01 The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof and none of the events set forth in clauses (a) through (g) of Annex I hereto shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as practicable after the date hereof, but in any event not later than five (5) business days following the date hereof. The initial expiration date for the Offer shall be October 15, 1999 (the "Expiration Date"). As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1" and together with the documents therein pursuant to which the Offer will be made, and with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") that shall be mailed to the holders of Shares with respect to the Offer. The obligation of Parent and the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least seventy-five percent of the Shares entitled to vote that are outstanding on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Stock Option Agreement) (the "Minimum Condition"), and to the satisfaction or waiver of each condition set forth in Annex I hereto (the term "fully diluted basis" in reference to the Shares means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into such voting securities). Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Condition; or
(iv) amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if on the Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time in its sole discretion, extend the Expiration Date (each extension to be for ten business days or less); provided, further, that the Expiration Date shall in no event be extended past October 31, 1999 without the written consent of the Company. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the

Offer; provided, however, that the Purchaser may extend the Expiration Date (including as it may be extended) for up to ten (10) business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC; and provided further that, if on the Expiration Date (including as it may be extended) the sole condition remaining to be satisfied is the expiration or termination of any applicable waiting period under the HSR Act (as defined herein), the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer from time to time, subject to the rights to terminate this Agreement provided in Section 8.01, until two (2) business days after the expiration or termination date of the waiting period under the HSR Act.

                  (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation, warranty or covenant is made or shall be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser agrees to give the Company a reasonable opportunity to review and comment upon any Offer Document to be filed with the SEC prior to any such filing and to provide in writing any comments each may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         SECTION 1.02 Company Actions.

                  (a) Concurrently with the commencement of the Offer, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the Company's shareholders; (ii) approved this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the applicable provisions of the WBC; and (iii) resolved to recommend that the Company's shareholders accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is consistent with its fiduciary obligations under applicable laws, ordinances, rules or regulations (collectively, "Laws").

                  (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. No representation, warranty or covenant is made or shall be made herein by Parent or the Purchaser with respect to information contained in the Schedule 14D-9 other than information supplied by Parent and/or the Purchaser in writing expressly for inclusion in the
Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the shareholders, in each case as and to the extent required by applicable federal securities laws. The Company agrees to give each of Parent and the Purchaser a reasonable opportunity to review and comment upon the Schedule 14D-9 to be filed with the SEC prior to such filing and to provide in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt of such comments.

                  (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares, including, without limitation, mailing labels, its shareholders list, security position listings and non-objecting beneficial owners list, if any, or a computer file containing the names and addresses of all record holders of Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions). Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, shareholders list, security position listings, non-objecting beneficial owners list and the information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         SECTION 1.03 Directors.

                  (a) Promptly upon the Purchaser's payment for Shares pursuant to the Offer, and from time to time thereafter as the Purchaser acquires Shares, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares entitled to vote then outstanding on a fully diluted basis, and the Company shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and other applicable Law (including applicable fiduciary duties), upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time (as defined in Section 2.02) the Board of Directors of the Company shall always have at least two (2) members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two (2) for any reason prior to the Effective Time, then the remaining director who is not a Purchaser Insider shall be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement. At such time, the Company shall, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one
(1) member who is not a Purchaser Insider.

                  (b) The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and other applicable Law (including applicable fiduciary duties). The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03, including mailing to the shareholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply in writing any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

                  (c) From and after the election or appointment of the Purchaser's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

                                   ARTICLE II.
                                   THE MERGER

         SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the

WBC, at the Effective Time, the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company shall be merged with and into the Purchaser, with the Purchaser continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations, warranties or covenants herein if and to the extent such breach would have been attributable to such agreement.

         SECTION 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the WBC and file with the Wisconsin Department of Financial Institutions appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the "Effective Time." On the business day immediately preceding such filing, a closing (the "Closing") shall be held at the offices of Streich Lang, Two North Central Avenue, Phoenix, Arizona 85004, unless another date or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VII.

         SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the WBC.

         SECTION 2.04 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Purchaser, in order to consummate the transactions contemplated by this Agreement.

         SECTION 2.05 Articles of Incorporation and By-Laws of the Surviving Corporation.

                  (a) Subject to Section 6.09(a) hereof, the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

                  (b) Subject to Section 6.09(a) hereof, the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

         SECTION 2.06 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time, shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.08 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.01)) shall be converted into the right to receive in cash the Offer Price (the "Merger Price"), payable to the holder thereof, without interest thereon, in accordance with Article III.

         SECTION 2.09 Purchaser Common Stock. Each share of common stock, par value $.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger as provided in Section 2.01 hereof, then the Purchaser's common stock shall not be affected in any manner by virtue of the Merger.

         SECTION 2.10 Company Options. At or prior to the Closing, all outstanding stock options of the Company (the "Options") shall be adjusted to provide that each Option will thereafter be a right to receive the Merger Price in lieu of any shares of Common Stock upon the exercise of the Option and payment of the required exercise price of the Option. No other terms of the Options shall be affected by the foregoing adjustment.

         SECTION 2.11      shareholders' Meeting.

                  (a) If required by the Company's articles of incorporation and/or applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

                           (i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders (the "shareholders' Meeting") as soon as practicable following the acceptance of and payment for Shares by the Purchaser pursuant to the Offer, which shall in no event be more than ninety (90) days after such acceptance and payment, for the purpose of considering and taking action upon this Agreement;

                           (ii) promptly prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable Law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and this Agreement by the shareholders of the Company; and

                           (iii) subject to Section 1.02(a), include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent and the Purchaser will furnish to the Company the information relating to Parent and the Purchaser required under the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement.

                  (c) The Company shall consult with Parent and the Purchaser with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Shareholder's Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly notify in writing Parent and the Purchaser of such event. In such case, the Company, with the cooperation of Parent and the Purchaser, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and the Purchaser with respect to such amendment or supplement and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to such mailing. The Company agrees to notify Parent and the Purchaser at least three
(3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of the Company.

                  (d) Parent agrees that it will (i) vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement and (ii) take or cause to be taken all additional corporate actions necessary for the Purchaser to adopt and approve this Agreement and the transactions contemplated hereby.

         SECTION 2.12 Merger Without Meeting of Shareholders. Notwithstanding
Section 2.11, in the event that (i) Parent, the Purchaser or any other subsidiary of Parent shall have acquired in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including as a result of the exercise of the Stock Option Agreement) and prior transactions and (ii) Parent and the Company agree to restructure the Merger as provided in Section 2.01, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the Company's shareholders, in accordance with
Section 180.1104 of the WBC.

         SECTION 2.13 Earliest Consummation. Each party hereto shall use its commercially reasonable efforts to consummate the Merger as soon as practicable.

                                  ARTICLE III.
                      DISSENTING SHARES; PAYMENT FOR SHARES

         SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment for such Shares in accordance with Sections 180.1301 to 180.1331 of the WBC ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in
Section 2.08, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBC. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to or settle or offer to settle, any such demands.

         SECTION 3.02 Payment for Shares.

                  (a) Prior to the commencement of the Offer, the Purchaser shall appoint a United States bank, company or other entity mutually acceptable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Offer Price and the Merger Price. Prior to the payment time thereof, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment upon surrender of the certificates for exchange in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Offer,
Section 2.08 and this Section 3.02 to holders (other than Shares held by the Company or any subsidiary of the Company or Parent, the Purchaser or any other subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall pay the Offer Price and the Merger Price out of the Payment Fund.

                  (b) From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest the Payment Fund as directed by Parent or the Purchaser in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $300 million, in each case with maturities not exceeding seven days. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under
Section 2.08 and this Section 3.02, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (c) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Shares entitled to payment of the Merger Price pursuant to Section 2.08 (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) (i) a form of letter of transmittal which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent; (y) contain a representation in a form reasonably satisfactory to Parent as to the good and marketable title of the Shares held by such holder free and clear of liens, claims, options, charges, security interests, limitations, encumbrances and restrictions of any kind ("Liens"); and (z) contain such other customary provisions as the Company and Parent may reasonably specify; and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Price, in respect thereof. Upon the surrender of each such Certificate and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar Laws) pay the holder of such Certificate in respect of Shares, the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing such Shares is registered, it shall be a condition to such right to receive such Merger Price, as applicable, that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  (d) Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price, without any interest or dividends thereon.

                  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

                  (f) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder or warrant holder of the Company or Option holder for any Shares, any Options, the Merger Price or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

                  (g) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company or Option holder such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder or Option holder in respect of which such deduction and withholding was made by the Paying Agent.

         SECTION 3.03 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the Certificate(s) or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stork transfer books of the Surviving Corporation. Each Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and the Purchaser as follows (with such exceptions thereto as are set forth in the disclosure statement delivered by the Company to Parent on the date hereof (the "Company Disclosure Statement")):

         SECTION 4.01 Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, results of operations, assets or condition of the Company or any of the Subsidiaries that would be materially adverse to the Company and its Subsidiaries taken as a whole, except for any change or effect resulting from general economic or financial market conditions.

         SECTION 4.02 Subsidiaries. Except as disclosed by the Company in its most recent Annual Report on Form 10-K as required by Item 601 of Regulation S-K, and except as set forth in Section 4.02 of the Company Disclosure Statement, the Company does not have the power, directly or indirectly, to vote or direct the voting of, securities sufficient to elect the majority of the directors of any corporation (a "Subsidiary") and does not control, directly or indirectly, or have any direct or indirect controlling equity interest, or any commitment to acquire any such direct or indirect controlling equity interest, in any corporation, partnership, joint venture, association, trust, or other business organization. Except as set forth in Section 4.02 of the Company Disclosure Schedule, each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company. The Company has delivered or made available to the Purchaser correct and complete copies of the charter of each Subsidiary, as amended to date, and prior to Closing will deliver or make available to the Purchaser correct and complete copies of the bylaws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or by-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in Section 108.0622(2)(b) of the WBC) and free of preemptive rights. Except as disclosed in Section 4.02 of the Company Disclosure Statement, all shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary or any nominee are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or foreign securities laws), written claims, Security Interests (as hereinafter defined), options, warrants, rights, contracts and calls. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

         SECTION 4.03 Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Company's articles of incorporation and the by-laws, each as amended to the date hereof and a copy of which is set forth in Section 4.03 of the Company Disclosure Statement. The Company is not in violation of any provision of its articles of incorporation or by-laws.

         SECTION 4.04 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of common stock and 3,000,000 shares of preferred stock. As of the close of business on August 31, 1999, there were 4,130,986 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), outstanding and 1,936.63 shares of the Company's Series B 8% Convertible Redeemable Preferred Stock (the "Series B Stock") outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of August 31, 1999, there were 2,494,760 shares of the Common Stock reserved for issuance pursuant to (i) Options granted pursuant to the Company's employee stock purchase and stock option plans, (ii) nonstatutory stock option agreements, (iii) Public Warrants (as defined below) and Underwriter Warrants (as defined below) and (iv) the Series B Stock. Except as set forth in Section 4.04 of the Company Disclosure Statement, no Shares are held by the Company as treasury shares and no Shares have been acquired by the Company that are subject to outstanding pledges to secure future payment of the purchase price therefor. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the WBC). Except as set forth in this Section 4.04 or in Section 4.04 of the Company Disclosure Statement and except for changes since May 31, 1999 resulting from the exercise of Options, nonstatutory stock options or warrants, the conversion of the Series B Stock outstanding on such date, or the Company's obligations under the Stock Option Agreement, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. To the knowledge of the Company, other than the Stockholder Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

         SECTION 4.05 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Shares and the Series B Stock to the extent required by the Company's articles of incorporation and by applicable
Law). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by Parent and the Purchaser, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity. The Board of Directors of the Company has, at a meeting of such Board duly held on September 1, 1999, unanimously approved and adopted this Agreement, the Stock Option Agreement, the Offer and the Merger and the other transactions contemplated hereby and thereby, determined that the Offer Price to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of the Shares and recommends that the holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger, subject to the Board's rights under
Section 6.07 hereof.

         SECTION 4.06 No Conflict; Required Filings and Consents.

                  (a) Except as disclosed in Section 4.06 of the Company Disclosure Statement, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will
(i) conflict with or violate the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of the Subsidiaries;
(ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause
(iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses
(ii) or (iii) for any Violation which, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

                  (b) Except as disclosed in Section 4.06 of the Company Disclosure Statement, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act; (ii) the filing of articles of merger pursuant to the WBC; (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (iv) such filings and approvals as may be required by any foreign jurisdiction or under applicable state securities, "blue sky" or takeover Laws; and (v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

         SECTION 4.07 SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC from November 30, 1997 until the date hereof (the "SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports (as of the date of filing or effectiveness, as the case may be) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         SECTION 4.08 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents; (ii) the Schedule 14D-9; (iii) the Proxy Statement; or
(iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to the shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.09 Absence of Certain Material Adverse Changes. Since May 31, 1999, there has not been any change in the assets, business, financial condition or results of operations of the Company and its Subsidiaries (taken as a whole) that would have a Material Adverse Effect on the Company, nor has there occurred any event which should reasonably be foreseen to result in such a Material Adverse Effect on the Company.

         SECTION 4.10 Undisclosed Liabilities. Except where any such liabilities, individually or in the aggregate, would not have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the May 31, 1999 unaudited consolidated balance sheet of the Company and its Subsidiaries ("Company Most Recent Balance Sheet") or incurred in the ordinary course of business since May 31, 1999, (b) contractual or statutory liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, (c) liabilities disclosed in Section 4.10 of the Company Disclosure Statement, and
(d) liabilities adequately reserved against or disclosed in writing.

         SECTION 4.11 Tax Matters.

                  (a) Except as set forth in Section 4.11 of the Company Disclosure Statement, for all years where the statute of limitations has not expired, the Company and its Subsidiaries have filed all Tax Returns (as defined below) that each was required to file and all such Tax Returns were correct and complete in all material respects, except where the failure to file such Tax Returns, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or will pay all Taxes (as defined below) that are due on or before the Closing Date, whether or not shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment and except where the failure to pay such Taxes, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The accrued but unpaid Taxes of the Company and its Subsidiaries for Tax Periods through the date of the Company Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Company Most Recent Balance Sheet. Neither the Company nor any of its Subsidiaries has any actual or, to their knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group or corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except where the failure to withhold or collect Taxes, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                           (i) For purposes of this Agreement, "Taxes" means all taxes, charges, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company or any of its Subsidiaries is liable to pay by Law.

                           (ii) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                           (iii) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Company Most Recent Balance Sheet through the Closing) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (iii), a Tax Period means a period for which a Tax is required to be computed under applicable statutes and regulations.

                  (b) No examination or audit of any Tax Returns of the Company or any of its Subsidiaries by any Governmental Entity that would have a Material Adverse Effect on the Company is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

         SECTION 4.12 Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

         SECTION 4.13 No Litigation. Except as disclosed in Section 4.13 of the Company Disclosure Statement or in the SEC Reports, there is no (i) unsatisfied judgment, order, decree, award, stipulation or injunction or (ii) private or governmental claims, complaint, action, suit, arbitration, proceeding, hearing, rule, law, regulation or investigation affecting the Company to which the Company, or its Subsidiaries, or to the Company's knowledge, any officer, director, employee or agent of the Company or any of its Subsidiaries is or was a party or is threatened to be made a party that would have a Material Adverse Effect on the Company. Other than as set forth in Section 4.13 of the Company Disclosure Statement, none of the complaints, actions, suits, arbitrations, proceedings, hearings, rules, laws, regulations or investigations set forth in
Section 4.13 of the Company Disclosure Statement, if determined adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect on the Company.

         SECTION 4.14 Compliance With Applicable Laws. Except as set forth in
Section 4.14 of the Company Disclosure Statement, the Company and the Subsidiaries are in material compliance with all applicable Laws and orders, writs, injunctions, judgments, plans or decrees (collectively, "Orders") (except, in each case, with respect to environmental matters which are governed by Section 4.15 hereof) of any Governmental Entity, including any COBRA and any applicable employee wage and hour requirements, except where failure to be in compliance would not have a Material Adverse Effect on the Company.

         SECTION 4.15 Environmental Matters.

                  (a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Environmental Laws (as defined below). Except as disclosed in the Company SEC Reports and since May 31, 1999, there is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment (i) at any parcel of real property or any facility when owned, operated or controlled by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries should have material liability under the Environmental Laws or,
(ii) to the Company's knowledge, with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transferred, improved, used or processed by the Company. The Company is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have a material impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

         SECTION 4.16 Benefit Plans; ERISA.

                  (a) Section 4.16 of the Company Disclosure Statement contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and
(iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to the Purchaser. Each Employee Benefit plan has been administered in all material respects in accordance with its terms and each of the Company and the Subsidiaries has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in all material respects in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) Except as disclosed on Section 4.16 of the Company Disclosure Statement, there are no investigations by a Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

                  (d) Neither the Company nor any Subsidiary has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company or any Subsidiary been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code, any applicable state health insurance continuation law and any state insurance conversion privileges law.

                  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any Subsidiary that would subject the Company or any Subsidiary to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (j) Except as set forth in Section 4.16 of the Company's Disclosure Statement, there is no: (i) written agreement with any director, executive officer or other key employee of the Company or any of its Subsidiaries which has not been terminated in accordance with its terms (A) the benefits of which are contingent, or the terms of which are altered, upon occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's

"excess parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 4.17 Intellectual Property.

                  (a) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks, and copyrights, and all trade secrets, schematics, technology, know-how, computer software and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are necessary or used to conduct their businesses as currently conducted, except where any failure to own, license or otherwise possess any such Intellectual Property, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken all reasonable measures necessary to protect the proprietary nature of each item of Intellectual Property that they and each of them consider confidential, and to maintain in confidence all trade secrets and confidential information that they and each of them presently own or use.

                           (i) Section 4.17 (a)(i) of the Company Disclosure Statement lists all patents and patent applications and all trademarks, registered copyrights, know-how, technology, schematics, computer software or tangible or intangible proprietary information or material, trade names and service marks owned by the Company or any Subsidiary and which are currently necessary or used in connection with the businesses of the Company and its Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been created, recognized, issued or registered or in which any such application for such creation, recognition, issuance or registration has been filed.

                           (ii) Section 4.17(a)(ii) of the Company Disclosure Statement lists all written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights.

                           (iii) Section 4.17(a)(iii) of the Company Disclosure Statement lists all written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company is authorized to use any third party patents, patent applications, trademarks, service marks, trade names, know-how, schematics, technology trade secrets or copyrights, including all software ("Third Party Intellectual Property Rights") which are incorporated in, or used in the development or operation of, any existing product or service of the Company.

                           (iv) Section 4.17(a)(iv) of the Company Disclosure Statement lists all written agreements or other arrangements under which the Company or any of its Subsidiaries has provided or agreed to provide source code of any Company or Subsidiary product to any third party, except for software development kits provided to agent integration providers.

                  The Company and each of its Subsidiaries has made available to Purchaser correct and complete copies of all such patents, registrations, applications (owned by the Company or any of its Subsidiaries), and all licenses, sublicenses and agreements referred to above and as amended to date. Except for retail purchases of software, neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 4.17(a)(i) through (iv) of the Company Disclosure Statement under the terms of this Section 4.17.

                  (b) With respect to each item of Intellectual Property that the Company or any of its Subsidiaries owns: (i) other than Intellectual Property subject to joint development rights or other rights that will not materially interfere with the conduct of the business of the Company or any of its Subsidiaries, and subject to such rights as have been granted by the Company or any of its Subsidiaries under license agreements entered into by the Company or any of its Subsidiaries, (which have been identified in Section 4.17(a)(i) through (iv) of the Company Disclosure Statement and copies of which have previously been made available, or the contents of which have been disclosed in writing to the Purchaser), the Company or its Subsidiaries possesses all right, title and interest in and to each such item; and (ii) each such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of the Company's or any of its Subsidiaries' business as currently conducted, except where any instance of non-compliance with subsections (i) and/or (ii) above, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Company or its Subsidiaries, and to the Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereunder, and to the Company's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or any of its Subsidiaries or permit termination, modification or acceleration thereunder by any party thereto; and
(iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, arbitration award, decree, stipulation, injunction or governmental rule, law or regulation to which the Company or any of its Subsidiaries is a part or has been specifically named that materially interferes with the conduct of the Company's business or the business of any of its Subsidiaries as currently conducted, nor subject to any other outstanding judgment, order, decree, arbitration award, stipulation, injunction or governmental rule, law or regulation that materially interferes with the conduct of the Company's business or the business of any of its Subsidiaries as currently conducted, except where any instance of non-compliance with subsections (i), (ii) and/or (iii) above, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  (c) Except as set forth in Section 4.17 of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries (i) has been named in any suit, action, arbitration or other proceeding which involves a claim of infringement or misappropriation of any patent, trademark, service mark, trade name, copyright, trade secret, schematic, technology, know-how, computer software, tangible or intangible proprietary information of any third party or breach of any license, sublicense or other agreement relating to such intellectual property or (ii) has received any written notice alleging any such claim of infringement, breach or misappropriation where the events described in subsections (i) and (ii) would have a Material Adverse Effect on the Company. The Company has made available to the Purchaser correct and complete copies of all pleadings and papers from such suits, actions, arbitrations, or proceedings and written notices to the extent the Company is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company and its Subsidiaries do not currently infringe and have not, within the six years prior to the date of this Agreement, infringed any patent, trademark, service mark, trade name, copyright, trade secret, schematic, technology, know-how, computer software, tangible or intangible proprietary information or material right of any third party, except where such infringement would not have a Material Adverse Effect on the Company; and to the knowledge of the Company, the Intellectual Property rights of the Company and its Subsidiaries are not being materially infringed by activities, products or services of any third party.

         SECTION 4.18 Certain Events. Except as disclosed in Section 4.18 of the Company Disclosure Statement or the SEC Reports or as contemplated by this Agreement, since May 31, 1999 until the commencement of the Offer, there has not been any event, occurrence or development which has had or would be reasonably likely to result in a Material Adverse Effect on the Company, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally, and changes in the Company's business after the date hereof attributable solely to actions taken by Parent or the Purchaser. Except as disclosed in the SEC Reports, or as provided for in this Agreement, since May 31, 1999, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any Shares; (b) any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) (i) any granting by the Company or any of the Subsidiaries to any officer or key employee of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business or as was required under employment agreements in effect as of the date of the most recent financial statements included in the SEC Reports or (ii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such officer or key employee or granting by the Company or any Subsidiary to any such officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the SEC Reports; (d) any damage, destruction or loss, whether or not covered by insurance, that has or would be reasonably likely to have a Material Adverse Effect on the Company; (e) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or (f) any adoption or increase in payments to or benefits under any Company Benefit Plan; or (g) any agreement or commitment to do any of the things described in the preceding clauses (a) through (f).

         SECTION 4.19 Certain Approvals. The Board of Directors of the Company has taken appropriate action such that, assuming the accuracy of Parent's and the Purchaser's representations in Sections 5.08 of this Agreement, the provisions of Section 180.1140 to 180.1144 of the WBC will not apply to any of the transactions contemplated by this Agreement and the Stock Option Agreement.

         SECTION 4.20 Contracts. Since May 31, 1999, neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets are bound ("Company Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from the Company under any Company Material Contract, other than those Company Material Contracts that if terminated prior to the stated term, or that if material damages were collected under such Company Material Contracts such damages, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each Company Material Contract that has not expired or been terminated, is in full force and effect, and is not subject to any material default thereunder by any party obligated to the Company pursuant to such Company Material Contract, other than those Company Material Contracts the failure of which to be in full force and effect or not subject to any material default, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

         SECTION 4.21 Employees. Except as disclosed in Section 4.21 of the Company Disclosure Statement, each employee who performs work on the development of Company Intellectual Property or has access to material confidential information of the Company or any of its Subsidiaries entered into a confidentiality/ assignment of inventions agreement with the Company or such Subsidiary, a copy of which has previously been delivered or made available to the Purchaser. To the knowledge of the Company, no key employee or group of employees has any current plans to terminate employment with the Company or any of its Subsidiaries, except where any such termination, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effect made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.

         SECTION 4.22 Books and Records. The minute books of the Company and each of its Subsidiaries contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The financial books and records of the Company and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary.

         SECTION 4.23 Fairness Opinion. The Company has received a written fairness opinion from Tucker Anthony Cleary Gull, its financial advisor, to the effect that the Offer Price and the Merger Price is fair to the shareholders from a financial point of view, and the Company has delivered a true and complete copy of such opinion to the Parent.

         SECTION 4.24 Brokers. Except for Ascent Partners, none of the Company, the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees in connection with the transactions contemplated by this Agreement.

         SECTION 4.25 Vote Required. Assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement and subject to Sections 180.1130- 180.1133 of the WBC and assuming the forced conversion of the Series B Stock as contemplated by Section 4.27 hereof, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

         SECTION 4.26 Underwriter Warrants. The Company issued Common Stock Purchase Warrants (the "Underwriter Warrants") to designees of Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated on October 27, 1998 and October 30, 1998. The Underwriter Warrants will expire on October 31, 2003 and, as of August 31, 1999, the exercise price of each such Underwriter Warrant is $3.60 per Share, subject to adjustment. As of August 31, 1999, the Underwriter Warrants are exercisable for 54,714 shares of Common Stock. Upon the Effective Time and provided that the Company is the surviving corporation in the Merger, holders of Underwriter Warrants will be entitled to, with respect to each Underwriter Warrant and upon exercise and the payment of the $3.60 exercise price to the Company, only the Merger Price. In compliance with the terms of the Underwriter Warrants, the Company must give each holder of Underwriter Warrants a reasonable opportunity to exercise such holder's Underwriter Warrants and receive the Merger Price for each Underwriter Warrant. Other than as set forth in this
Section 4.26, under the terms of the Underwriter Warrants and assuming that the Company is the surviving corporation in the Merger, the Company will have no further obligations to the holders of the Underwriter Warrants.

         SECTION 4.27 Series B Stock. There are 5,000 authorized shares of Series B Stock, of which 1,936,63 shares are issued and outstanding as of the date of this Agreement. The Company has made each dividend payment since January 2, 1999 in compliance with, and as required by, the Company's articles of incorporation and there are no accrued and unpaid dividends due holders of the Series B Stock, other than for dividends accrued since the last dividend payment date. Under the terms of the Company's articles of incorporation, the Company has, subject to compliance with the terms of such articles, the right to force conversion of the Series B Stock into Shares effective immediately prior to the date that the Shares are purchased by Parent or the Purchaser in the Offer (the "Acceptance Date"). Pursuant to the terms of the Company's articles of incorporation and assuming compliance with the provisions governing a forced conversion of the Series B Stock thereunder, holders of Series B Stock do not have the right to vote on whether to approve the Offer or the Merger and, in the event that the provisions of said articles are not sufficient to eliminate the voting rights of holders of the Series B Stock, such holders will be deemed to have granted an irrevocable proxy to the President and Secretary of the Company with respect to the approval of the Offer or the Merger as specified in the Company's articles of incorporation.

         SECTION 4.28 Public Warrants. On September 6, 1995, the Company entered into a Warrant Agreement (the "Warrant Agreement") with American Stock Transfer & Trust Company, as Warrant Agent under which the Company issued 401,440 Common Stock Warrants (the "Public Warrants"). The Public Warrants will expire on September 5, 2005 and as of August 31, 1999, the exercise price of each Public Warrant is $6.75. Each Public Warrant is exercisable for one share of Common Stock. Other than the adjustment necessary so that each holder of a Public Warrant will be entitled to the Offer Price upon the Effective Time, neither the Offer, the Merger nor the issuance of shares under the Stock Option Agreement will require an adjustment to the exercise price or the number of shares of Common Stock issuable upon the exercise of each Public Warrant. Pursuant to the Warrant Agreement, following commencement of the Offer, the Company must give the holders of the Public Warrants notice of the Offer, as soon as practicable, by (i) mailing notice of the Offer by first class mail, postage prepaid, to each holder and (ii) publishing a notice of such Offer on at least two consecutive business days in at least two newspapers of general circulation distributed at least daily, one of which shall be The Wall Street Journal, and shall state that the holder shall not be entitled to participate in the Offer unless they exercise their Public Warrants in advance of or within the period specified in the Offer. Pursuant to the terms of the Public Warrants, the Company is required to provide notice in writing of the Merger to the Warrant Agent sufficient to allow the Warrant Agent to notify the warrant holders of the Merger and enable the warrant holders to participate in the Merger. Such notice to the Warrant Agent is to be completed at least forty (40) days prior to, and notice to the warrant holders to be completed at least thirty (30) days prior to, the record date for the determination of shareholders entitled to vote on the Merger. In addition, pursuant to the terms of the Public Warrants, the Company shall execute a supplemental warrant agreement with the Warrant Agent (the "Supplemental Warrant Agreement") and mail by first class mail, postage prepaid, to each warrant holder, notice of the execution of the Supplemental Warrant Agreement. Other than as set forth in this Section 4.28, under the terms of the Warrant Agreement, the Company has no further obligations to the holders of the Public Warrants.

         SECTION 4.29 Options. Except as listed on Schedule 4.29, there are, and as of the Closing Date there will be, no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury.

                                   ARTICLE V.
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent," as used in this Agreement, means any change in or effect on the business, results of operations, assets or condition of Parent or any of its subsidiaries taken as a whole, that would be materially adverse to Parent and its subsidiaries taken as a whole, except for any change or effect resulting from general economic or financial market conditions.

         SECTION 5.02 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Purchaser and by the sole shareholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors, rights generally and (ii) is subject to general principles of equity.

         SECTION 5.03 No Conflict; Required Filings and Consents.

                  (a) Except as disclosed in Section 5.03 of the Purchaser Disclosure Statement, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or the compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational, documents of Parent or the Purchaser; (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violation which, individually and in the aggregate, would not have a Material Adverse Effect on Parent.

                  (b) Except as disclosed in Section 5.03 of the Purchaser Disclosure Statement, none of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or the compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act; (ii) the filing of articles of merger pursuant to the WBC; (iii) compliance with the HSR Act; and (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws, and
(v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on Parent.

         SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Offer Documents; (ii) the Schedule 14D-9; (iii) the Proxy Statement; or
(iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.05 Financing. Parent or the Purchaser will have available at the Acceptance Date, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby.

         SECTION 5.06 Brokers. None of Parent, the Purchaser, or any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable.

         SECTION 5.07 Purchaser.

                  (a) Parent owns all of the outstanding capital stock of the Purchaser. At all times prior to the Merger, no person other than Parent has owned, or will own, any of the outstanding capital stock of the Purchaser. The Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Parent is a wholly owned subsidiary of Industrial and Financial Systems, Inc., a corporation incorporated under the laws of Sweden ("IFS").

                  (b) There are not as of the date of this Agreement, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which the Purchaser is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

                  (c) As of the date of this Agreement and the Effective Time, except for obligations incurred in connection with this Agreement or the transactions contemplated hereby, the Purchaser has not and will not have incurred, directly or indirectly through any other corporation, any obligations or liabilities of any kind or engaged in any activities of any type or kind whatsoever or entered into any arrangement or arrangements with any person or entity.

         SECTION 5.08 Share Ownership. During the period from September 10, 1987 to the date hereof, neither Parent, the Purchaser nor any of their subsidiaries was an "interested shareholder" as such term is defined in Section 180.1141 of the WBC.

                                   ARTICLE VI.
                                    COVENANTS

         SECTION 6.01 Conduct of Business of the Company. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Acceptance Date, the Company will and will cause each of the Subsidiaries to conduct its operations only in the ordinary course of business. Without limiting the generality to the foregoing, and except as otherwise required or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Acceptance Date, without the prior written consent of Parent, not to be unreasonably withheld:

                  (a) adopt any amendment to its charter or by-laws or comparable organizational documents;

                  (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to the conversion or exercise of Options, nonstatutory stock options, warrants or the Series B Stock outstanding on the date of this Agreement or pursuant to the Stock Option Agreement;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock, except for (i) regular quarterly dividends payable on the Series B Stock with usual record and payment dates for such dividends and (ii) dividends between the Company and any Subsidiary which is wholly-owned by the Company;

                  (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part;

                  (e) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan, other than in the ordinary course of business consistent with past practice make normal merit increases to employees of the Company;

                  (f) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to or investments in, any other person or entity, except, in each case, in the ordinary course of business;

                  (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a change in generally accepted accounting principles,

                  (h) make any material tax election or settle or compromise any material income tax liability;

                  (i) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business;

                  (j) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business;

                  (k) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the ordinary course of business;

                  (l) sell, assign, transfer or license any Intellectual Property, other than in the ordinary course of business;

                  (m) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive, release or assign any material rights under, any material contract or agreement;

                  (n) make or commit to make any capital expenditure in excess of $20,000 per item or in an aggregate in excess of $50,000;

                  (o) willfully take any action, or willfully fail to take any action required or permitted by this Agreement with the intent that such action or failure to take action could result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied;

                  (p) hire, terminate or discharge any key employee or engage or terminate any key consultant, provided however that any such employee or consultant may himself or herself terminate his or her relationship with the Company in accordance with the terms of any applicable employment, consulting or similar agreement;

                  (q) commence after the date hereof any offerings of securities to employees pursuant to any new employee stock purchase plans; or

                  (r) agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.02 Access to Information. From the date hereof until the Effective Time and subject to applicable Law, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to (i) provide Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") access, during normal business hours and upon reasonable notice, to the offices and other facilities and to the books, records, financial statements and other documents and materials relating to the financial condition, assets and liabilities of the Company and the Subsidiaries, and will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require; (ii) cause the Company Representatives and the Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request; and (iii) confer and consult with the Parent Representatives, as Parent may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Company; provided, however, that all requests for such access, inspection, information or consultations pursuant to this Section 6.02 shall be made through Michael D. Dunham of the Company or such other person as he shall designate in writing to Parent. Unless otherwise required by Law and except as is necessary to disseminate the Offer Documents, Parent and the Purchaser will, and will cause the Parent Representatives to hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representative, all as specifically provided in the Confidentiality Agreement, executed on or about May 24, 1999, between Parent and the Company (the "Confidentiality Agreement").

         SECTION 6.03 Commercially Reasonable Efforts. Subject to the term and conditions herein provided and to applicable legal requirements, so long as this Agreement has not been terminated according to its terms, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, consistent with the fiduciary duties of such party's respective Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and this Agreement, including, without limitation, to make promptly their respective filings and thereafter to make any other submissions required under applicable Laws. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the

Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance and promptly take all steps necessary to cause the Offer Documents or the Schedule 14D-9, as the case may be, as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case as to the extent required by applicable Law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement, as the case may be, shall take all such necessary action.

         SECTION 6.04 Consents.

                  (a) Each of the parties will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with the consummation of the transactions contemplated by the Offer, the Merger, this Agreement and the Stock Option Agreement.

                  (b) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental authority regarding any of the transactions contemplated by this Agreement or the Stock Option Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement or the Stock Option Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 6.05 Public Announcements. Subject to applicable Law, so long as this Agreement is in effect, Parent, the Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement (including any statements included in any filing with the SEC) with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

         SECTION 6.06 Disclosure Statements. Each of the Company and the Purchaser has delivered to the other party its Disclosure Statement which shall be accompanied by a certificate stating that its Disclosure Statement was delivered pursuant to this Agreement and is the Disclosure Statement referred to in this Agreement. The Disclosure Statements are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company, the Parent and the Purchaser contained in this Agreement.

         SECTION 6.07 No Solicitation.

                  (a) The Company shall, shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, shall cause the Subsidiaries not to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries not to, directly or indirectly, (i) solicit, initiate, continue, or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to any acquisition or purchase of all or a material portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company (the foregoing being referred to collectively as an "Acquisition Transaction"), or (ii) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby. Additionally, the Company shall terminate all letters of intent or agreements with respect to any Acquisition Transaction outstanding as of the date hereof and shall provide evidence of such termination to Parent. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited proposal with respect to an Acquisition Transaction with a Third Party furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if (A) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) reasonably determines in good faith that such proposal would be likely to be more favorable to the Company and its shareholders than the transactions contemplated hereby (the proposal with respect to an Acquisition Transaction meeting the requirements of clause (A), a "Superior Proposal"); and (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the Confidentiality Agreement; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company concurrently terminates this Agreement in accordance with the terms hereof.

                  (b) Nothing contained in this Section 6.07 shall prohibit the Company from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, after consultation with outside legal counsel, failure to so disclose may result in a violation of applicable Law,

                  (c) The Company shall notify the Parent and the Purchaser no later than 24 hours after receipt by the Company (or its advisors), of any proposal with respect to an Acquisition

Transaction or any request for nonpublic information in connection with a proposed Acquisition Transaction or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Transaction (the "Acquisition Proposal"). Such notice to the Parent and Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the person making the Acquisition Proposal and the terms and conditions of such proposal, inquiry or contact. The Company shall give the Parent and the Purchaser at least seven business days advance notice of any definitive agreement proposed to be entered into by the Company with any person making a Superior Proposal.

         SECTION 6.08 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement or the Stock Option Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder not to be compiled with or satisfied in all material respects; and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         SECTION 6.09 Indemnification and Insurance.

                  (a) The Purchaser and Parent agree that for a period of six years from the Effective Time, the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's articles of incorporation and by-laws or otherwise in effect under any agreement on the date of this Agreement. In addition, the Purchaser and Parent agree that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and by-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims arc asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                  (b) The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its by-laws, and by applicable Law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to and including the Effective Time, including, without limitation, with respect to matters relating to this Agreement.

                  (c) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance, if any, maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (d) This Section 6.09 is intended to benefit the current and former directors, officers, employees, fiduciaries and agents of the Company and shall be binding on all successors and assigns of Parent, the Purchaser, the Company and the Surviving Corporation.

         SECTION 6.10 Performance by the Purchaser. Parent hereby agrees to cause the Purchaser to comply with its obligations hereunder and under the Offer and to cause the Purchaser to consummate the Merger as contemplated herein.

         SECTION 6.11 Line of Credit. Purchaser has extended to the Company a $2,000,000 line of credit (the "Line of Credit") providing for borrowings by the Company. As of the date of this Agreement, the Purchaser has provided the Company with $350,000 under the Line of Credit. This Line of Credit will continue to be available to the Company, and, as necessary, will be increased above the $2,000,000 limit at the Purchaser's sole discretion.

         SECTION 6.12 Deliveries of Information. From time to time after the date of this Agreement and prior to the Effective Time (unless this Agreement is terminated), the Company shall furnish promptly to Parent:

                  (a) a copy of each report, schedule and other document filed by the Company or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available, and

                  (b) the monthly consolidated financial statements of the Company (as prepared by the Company in accordance with its normal accounting procedures) promptly after such financial statements are available.

         SECTION 6.13 Underwriter Warrants. Following commencement of the Offer, and in compliance with its obligations pursuant to the terms of the Underwriter Warrants, the Company shall provide each holder of Underwriter Warrants appropriate notice so that each holder shall have a reasonable opportunity to exercise such holder's Underwriter Warrants and receive the Offer Price for each Underwriter Warrant. To the extent required by the Underwriter Warrants, Purchaser agrees to assume the obligations of the Company under the Underwriter Warrants as contemplated by Section 4(iv) of the Underwriter Warrants.

         SECTION 6.14 Series B Stock. The Company shall take all action necessary to force the conversion of each issued and outstanding share of Series B Stock into shares of Common Stock prior to the Acceptance Date, including providing any notice to the holders of Series B Stock as required by the Company's articles of incorporation.

         SECTION 6.15 Public Warrants. As soon as practicable following commencement of the Offer, the Company shall give the holders of the Public Warrants notice of the Offer by (i) mailing notice of the Offer by first class mail, postage prepaid, to each holder and (ii) publishing a notice of such Offer on at least two consecutive business days in at least two newspapers of general circulation distributed at least daily, one of which shall be The Wall Street Journal, and shall state that the holder shall not be entitled to participate in the Offer unless they exercise their Public Warrants in advance of or within the period specified in the Offer.

         SECTION 6.16 Options. The Company shall take all action necessary to adjust the Options to provide that upon the exercise of each such Option and payment of the required exercise price, each holder shall have the right to receive the Merger Price in lieu of any shares of Common Stock.

                                  ARTICLE VII.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger if the Offer Shall Have Been Consummated. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger if the Offer shall have been consummated are subject to the satisfaction or waiver in writing by each Party hereto at or before the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. The shareholders of the Company shall have duly approved and adopted this Agreement and the transactions contemplated hereby to the extent required pursuant to the requirements of the Company's articles of incorporation and applicable Law.

                  (b) Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof, provided, that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

                  (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

         SECTION 7.02 Conditions to Obligation of Parent and the Purchaser to Effect the Merger. The obligations of the Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.11 hereto shall have been taken, which may be waived in whole or in part by Parent or the Purchaser.

                                  ARTICLE VIII.
                         TERMINATION; AMENDMENTS; WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding approval thereof by the shareholders of the Company):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent, if the Offer has not been consummated by December 31, 1999 and the terminating party is not in material breach of its obligations hereunder;

                  (c) by either the Company or Parent, if there shall be any Law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

                  (d) Parent and the Purchaser may terminate this Agreement by giving written notice to the Company if the Company is in breach, and the Company may terminate this Agreement by giving written notice to Parent and the Purchaser in the event that Parent or the Purchaser in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within ten days of delivery of written notice thereof;

                  (e) by either the Company or Parent, if the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent and the Purchaser its approval or recommendation of the Offer or the Merger; (ii) approved or recommended any Acquisition Transaction in respect of the Company in compliance with the provisions contained in Section 6.07 and making the payments referred to in Section 8.02(c) hereof; or (iii) resolved to take any of the foregoing actions.

         SECTION 8.02 Effect of Termination.

                  (a) Subject to Section 8.02(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expenses.

                  (b) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 8.02, Section 9.09 and the Confidentiality Agreement, which provisions will survive such termination.

                  (c) If this Agreement is terminated (i) by Parent pursuant to
Section 8.01(e), or (ii) by the Company pursuant to Section 8.01(e), the Company shall pay in cash to Parent a termination fee equal to $1,000,000 (the "Company Termination Fee"), to be paid as set forth below.

                  (d) The Company Termination Fee shall be paid in cash in immediately available funds. Half of such fee shall be paid prior to and as a condition precedent to the effectiveness of termination of this Agreement, and the other half shall be paid upon consummation of the Superior Proposal or termination or withdrawal of the Superior Proposal.

                  (e) In no event shall the Company be required to pay Parent any Company Termination Fee, if, immediately prior to the applicable termination of this Agreement, Parent was in material breach of any of its material obligations under this Agreement.

                  (f) If the Company fails to promptly pay any fee or expense due hereunder, the Company shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

         SECTION 8.03 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval of the Company's shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by any other party or (c) subject to Section 8.03, waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.05 Procedure for Termination, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 in order to be effective shall require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement, a duly authorized committee of its Board of Directors.

                                   ARTICLE IX.
                                  MISCELLANEOUS

         SECTION 9.01 Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         SECTION 9.02 Entire Agreement; Assignment.

                  (a) This Agreement (including the Stock Option Agreement, the Stockholder Agreements and the other documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than Parent, the Purchaser and the Company any rights or remedies hereunder.

         SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

If to Parent or the Purchaser:   IFS Americas, Inc.
                                 1900 East Golf Road, Suite 900
                                 Schaumburg, Illinois 60173
                                 Attention: Terje Vangbo, President and Chief
                                            Executive Officer
                                 Fax: (847) 995-9607

with a copy to:                  Streich Lang, PA
                                 Two North Central Avenue
                                 Phoenix, Arizona 85004
                                 Attention: Christian J. Hoffmann, III, Esq.
                                 Fax: (602) 420-5008

If to the Company:               Effective Management Systems, Inc.
                                 1200 West Park Place
                                 Milwaukee, Wisconsin 53224-3026
                                 Attention: Michael D. Dunham, President and
                                            Chief Executive Officer
                                 Fax: (414) 359-9011

with a copy to:                  Foley & Lardner
                                 777 East Wisconsin Avenue
                                 Milwaukee, Wisconsin 53202
                                 Attention: Phillip J. Hanrahan
                                            Jay O. Rothman
                                 Fax: (414) 297-4900

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.08 Obligation of Parent. Whenever this Agreement requires the Purchaser or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Purchaser or the Surviving Corporation to take such action and a guarantee of the performance thereof.

         SECTION 9.09 Fees and Expenses. Except as provided in Section 8.02, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

         SECTION 9.10 Certain Definitions. As used in this Agreement:

                  (a) the term "affiliate," as applied to any person shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling,"

"controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting shares, by contract or otherwise;

                  (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                  (d) the term "knowledge" shall mean the actual knowledge of the executive officers of the Company after reasonable investigation, including consultation with the principal executive officers of each of the operating Subsidiaries.

                  (e) the term "Security Interests," as used in this Agreement, means interests in personal property or fixtures which secure payment or performance of an obligation.

         SECTION 9.11 Specific Performance. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

         SECTION 9.12 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         SECTION 9.13 No Third Party Beneficiary. Except as provided pursuant to
Section 6.09 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.



                                        IFS AMERICAS, INC.
                                        ("Parent")

                                        By:/s/ Terje Vangbo
                                           ________________________________
                                        Name: Terje Vangbo
                                             ______________________________
                                        Title: President
                                              _____________________________



                                        IFS ACQUISITION, INC.
                                        (the "Purchaser")

                                        By: /s/ Terje Vangbo
                                           ________________________________
                                        Name: Terje Vangbo
                                             ______________________________
                                        Title: President
                                              _____________________________



                                        EFFECTIVE MANAGEMENT SYSTEMS, INC.
                                        (the "Company")


                                        By: /s/ Michael D. Dunham
                                           ________________________________
                                        Name: Michael D. Dunham
                                             ______________________________
                                        Title: President
                                              _____________________________

                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

         Capitalized terms used in this Annex which are not otherwise defined herein shall have the meanings assigned to them in the Agreement. Notwithstanding any other provision of the Offer, the Purchaser shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Shares not theretofore accepted for payment, and may terminate or amend the Offer if (i) that number of Shares which would represent at least seventy-five percent (75%) of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur:

                  (a) there shall have been instituted an injunction or other order, decree, judgment or final ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, or enacted, by a Governmental Entity or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger; (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries including the Purchaser) of all or a material portion of the Company's business or assets; or (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company;

                  (b) the Company shall have entered into an agreement concerning any Superior Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to enter into such an agreement;

                  (c) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, the Purchaser or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing a majority of the total votes represented by all the Shares then outstanding on a fully diluted basis;

                  (d) the Merger Agreement shall have been terminated in accordance with its terms;

                  (e) there shall have occurred any event which would reasonably be expected to have a Material Adverse Effect on the Company, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally and changes in the Company's business attributable solely to actions taken by Parent or the Purchaser;

                  (f) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement and such breach or failure to perform is not curable, or if curable, is not cured within ten (10) business days after written notice of such breach or failure is given by Parent to the Company; or

                  (g) any of the representations and warranties of the Company set forth in the Merger Agreement are not materially true and correct at the date of the Merger Agreement and at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain materially true and correct as of such date);

which, in the reasonable judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.


                                        2